Filed pursuant to Rule 424(b)(7)

Registration No. 333-205435

PROSPECTUS SUPPLEMENT

To Prospectus dated July 1, 2015

(incorporated in England and Wales)

20,217,260 Ordinary Shares

This prospectus supplement updates and amends certain information contained in the prospectus dated July 1, 2015 (the “Prospectus”) covering the resale by selling shareholders of an aggregate amount of up to 20,217,260 ordinary shares of Abengoa Yield plc that may be offered from time to time. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Our ordinary shares are listed on the NASDAQ Global Market under the symbol “ABY.” On July 17, 2015, the last reported sales price of our ordinary shares on the NASDAQ Global Market was $30.83 per share.

Investing in our ordinary shares involves certain risks. See “Risk Factors” beginning on page S-8 of the Prospectus before you make your investment decision and in our reports filed from time to time with the Securities and Exchange Commission.

You should carefully read this prospectus supplement and the Prospectus, together with the documents we incorporate by reference, before you invest in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated July 20, 2015

About This Prospectus Supplement

This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Shareholders” in the Prospectus. Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

Selling Shareholders

We are amending the Selling Shareholder table in the Prospectus to include the additional selling shareholders listed below.

Selling Shareholder(1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(2)	Percentage of Ordinary Shares Beneficially Owned After the Offering(3)
Cohen & Steers Infrastructure Fund, Inc.(4)(5)	249,030	69,363	179,667	1.8%

Cohen & Steers MLP Income and Energy Opportunity Fund, Inc.(4)(5)	63,719	10,948	52,771	*

Cohen & Steers Global Infrastructure Fund, Inc.(4)(5)	47,867	7,752	40,115	*

Cohen & Steers MLP & Energy Opportunity Fund, Inc.(4)(5)	2,462	2,462	—

* Less than 1%.

(1)	Information regarding the selling shareholders may change from time to time. Any such changed information will be set forth in a prospectus supplement if required.

(2)	Assumes the selling shareholder sells all of its ordinary shares offered pursuant to this prospectus supplement.

(3)	Based on a total of 100,217,260 ordinary shares outstanding as of July 17, 2015.

(4)	The selling shareholder is affiliated with Cohen & Steers Securities, LLC, a New York registered, limited purpose broker-dealer entity that serves as the distributor of Cohen & Steers’ mutual funds and alternative investment funds.

(5)	The selling shareholder is an investment company, or a subsidiary of an investment company, subject to the Investment Company Act of 1940.
S-2

20,217,260 Ordinary Shares

Prospectus Supplement

 July 20, 2015